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                                                                   EXHIBIT 10.84

                          CATALYST SEMICONDUCTOR, INC.

                           Change of Control Agreement

         This Change of Control ("Agreement") is made as of this ___ day of ______________ 2002 between _______________ ("Director") and Catalyst
Semiconductor, Inc. ("Corporation").

                                   WITNESSETH

         WHEREAS, Director is a member of the Corporation's Board of Directors;

         WHEREAS, Director has previously been granted and will be granted in the future options to purchase shares of the Corporation's common stock in consideration of his or her services as a member of the Board of Directors; and

         WHEREAS, the Company and Director mutually desire to enter into an agreement with respect to the treatment of all options granted to Director in connection with his or her role as such in connection with a Change of Control (as defined below) of the Company.

         NOW, THEREFORE, in consideration of the mutual convents hereinafter contained, the Company and Director agree as follows:

         1. Treatment of Stock Options. Immediately prior to a Change of Control any and all stock options held by Director, whether granted and subject to the occurrence of pursuant to the Director Option Plan, the 1998 Special Equity Incentive Plan or otherwise, shall become immediately fully vested and exercisable and shall not be subject to forfeiture. In such event, all options granted to Director in connection with Director's service as a member of the Company's Board of Directors shall remain fully exercisable for a period of three years from the occurrence of the Change of Control event.

         2. Change of Control. For purposes of this Agreement, "Change in Control" means the happening of any of the following:

              (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

              (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

              (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or
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              (iv) a change in the composition of the Board occurring as a result of any one meeting of the stockholders of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either are (A) directors of the Company as of the date of the Change of Control event, or (B) elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

         3. Excise Tax. In the event it is determined that any payment or distribution of any type to or for the benefit of Director, pursuant to this Agreement or otherwise, by the Company, any Person who acquires ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company (within the meaning of section 280G of the Code and the regulations thereunder) or any affiliate of such Person (the "Total Payments") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest and penalties are collectively referred to as the "Excise Tax"), then Director shall be entitled to either (A) the full payment or (B) such lesser amount that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by Director, on an after-tax basis, of the greater amount of the payment notwithstanding that all or some portion of the payment may be taxable under
Section 4999 of the Code.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CATALYST SEMICONDUCTOR, INC.                DIRECTOR

By:  _____________________________          By:  __________________________
     Name:                                       Name:
     Title:                                      In his individual capacity

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